EXHIBIT 10.1

LOAN MODIFICATION
AGREEMENT

This Loan Modification Agreement (“Fourth Modification”) modifies the Loan Agreement dated July 1, 2008 (as amended, the “Agreement”), regarding a revolving line of credit in the current maximum principal amount of $22,000,000 and a term loan in the original principal amount of $13,500,000 (the “Facilities”), executed by CRAFT BREW ALLIANCE, INC. (formerly Craft Brewers Alliance, Inc.) (“Borrower”) and BANK OF AMERICA, N.A. (“Bank”).  Terms used in this Fourth Modification and defined in the Agreement shall have the meaning given to such terms in the Agreement.  For mutual consideration, Borrower and Bank agree to amend the Agreement as follows:

1.              Extension of Availability Period.  Section 1.2 of the Agreement is amended as follows:

1.2            Availability Period.  The Line of Credit is available between the date of this Agreement and October 31, 2018, or such earlier date as the availability may terminate as provided in this Agreement (the “Expiration Date”).

2.              LIBOR Rate.  Section 1.4 of the Agreement is deleted and replaced with the following:

(a)            The interest rate is a rate per year equal to the LIBOR Daily Floating Rate plus the Applicable Rate as defined below.

(b)            The LIBOR Daily Floating Rate is a fluctuating rate of interest that can change on each banking day.  The rate will be adjusted on each banking day to equal the British Bankers Association LIBOR Rate (or any successor thereto approved by the Bank in its reasonable discretion if the British Bankers Association is no longer making a LIBOR rate available) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date.  The Bank will use the LIBOR Rate as published by Reuters (or other commercially available source providing quotations of such rate as selected by the Bank in its reasonable discretion from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Bank.  A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

3.              Prepayments.  Section 3.2(g) of the Agreement is deleted and replaced with the following:

(g)           Prepayments.

(i)            The Borrower may prepay a Facility in full or in part at any time.  The prepayment will be applied to the most remote payment of principal due under this Agreement.

(ii)            Each prepayment, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and, if the prepayment is made during a Fixed Interest Rate Period, the prepayment fee described below.

(iii)            The prepayment fee is intended to compensate the Bank for the funding costs of the prepaid credit, if any.  The prepayment fee will be determined by calculating the funding costs incurred by the Bank, based on the cost of funds at the time the interest rate was fixed, and subtracting the interest income which can be earned by the Bank by reinvesting the prepaid funds at the Reinvestment Rate.  The calculation is defined more fully below.

(iv)            The “Fixed Interest Rate Period” is the period during which the interest rate in effect at the time of the prepayment does not change.  If the Fixed Interest Rate Period does not extend for the entire remaining life of the credit, then the following rules will apply:

(A)            For any portion of the prepaid principal for which the scheduled payment date is after the end of the Fixed Interest Rate Period, the prepayment fee for that portion shall be calculated based only on the period through the end of the Fixed Interest Rate Period, as described below.

(B)            If a prepayment is made on a date on which the interest rate resets, then there will be no prepayment fee.

(v)            The prepayment fee calculation is made separately for each Prepaid Installment.  A “Prepaid Installment” is the amount of the prepaid principal that would have been due on a particular scheduled payment date (the “Scheduled Payment Date”).  However, as explained in the preceding paragraph, all amounts of the credit that would have been paid after the end of the Fixed Interest Rate Period shall be considered a single Prepaid Installment with a Scheduled Payment Date (for the purposes of this calculation) equal to the last day of the Fixed Interest Rate Period.

(vi)           The prepayment fee for a particular Prepaid Installment will be calculated as follows:

(A)            Calculate the monthly interest payments that would have accrued on the Prepaid Installment through the applicable Scheduled Payment Date, if the prepayment had not been made.  The interest payments will be calculated using the Original Cost of Funds Rate.

(B)            Next, calculate the monthly interest income that could be earned on the Prepaid Installment if it were reinvested by the Bank at the Reinvestment Rate through the Scheduled Payment Date.

(C)            Calculate the monthly differences of the amounts calculated in (A) minus the amounts calculated in (B).

(D)            If the remaining term of the Fixed Interest Rate Period is greater than one year, calculate the present value of the amounts calculated in (C), using the Reinvestment Rate.  The result of the present value calculation is the prepayment fee for the Prepaid Installment.

(vii)        Finally, the prepayment fees for all of the Prepaid Installments are added together.  The sum, if greater than zero, is the total prepayment fee due to the Bank.

(viii)      The following definitions will apply to the calculation of the prepayment fee:

(i)            “Original Cost of Funds Rate” means the fixed interest rate per annum, determined solely by the Bank, at which the Bank would be able to borrow funds in the Bank Funding Markets for the duration of the Fixed Interest Rate Period in the amount of the prepaid principal and with a term, interest payment frequency, and principal repayment schedule matching the prepaid principal.

(ii)            “Bank Funding Markets” means one or more wholesale funding markets available to the Bank, including the LIBOR, Eurodollar, and SWAP markets as applicable and available, or such other appropriate money market as determined by the Bank in its sole discretion.

(iii)            “Reinvestment Rate” means the fixed rate per annum, determined solely by the Bank, as the rate at which the Bank would be able to reinvest funds in the amount of the Prepaid Installment in the Bank Funding Markets on the date of prepayment for a period of time approximating the period starting on the date of prepayment and ending on the Scheduled Payment Date.

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(ix)           The Original Cost of Funds Rate and the Reinvestment Rate are the Bank’s estimates only and the Bank is under no obligation to actually purchase or match funds for any transaction or reinvest any prepayment. The Bank may adjust the Original Cost of Funds Rate and the Reinvestment Rate to reflect the compounding, accrual basis, or other costs of the prepaid amount. The rates shall include adjustments for reserve requirements, federal deposit insurance and any other similar adjustment which the Bank deems appropriate. These rates are not fixed by or related in any way to any rate the Bank quotes or pays for deposits accepted through its branch system.

4.             IBOR Rate.  Sections 1.5 and 2.5 of the Agreement are amended to delete the bullet that says “The IBOR Rate plus the Applicable Rate as defined below.”  The IBOR Rate shall no longer be an optional interest rate, and Section 3.3 of the Agreement is hereby deleted.  The reference to IBOR in the definition of “Applicable Rate” in Section 1.6 of the Agreement is also hereby deleted.

5.             Extension of Term Loan.  As of the date of this Fourth Modification, the current principal balance of the Term Loan is $11,484,739.31.  The Borrower agrees to pay the principal balance of the Term Loan down to $10,800,000 to achieve an 80% loan to value ratio on the Borrower’s real property located in Multnomah County, Oregon secured by the Bank’s deed of trust.  Section 2.3(b) of the Agreement is amended as follows:

(b)            The Borrower will repay principal in equal installments of $45,000 beginning on January 1, 2014 and on the same day of each month thereafter and ending on September 30, 2023 (the “Term Loan Repayment Period”).  In any event, on the last day of the Term Loan Repayment Period, the Borrower will repay the remaining principal balance plus any interest then due.  If at any time in connection with the Term Loan the Borrower and the Bank enter into a "Swap Transaction" as that term is defined in Section 5.6, and if as a consequence the monthly installment payments under the Term Loan will change, then unless otherwise agreed in writing the Term Loan shall thereafter be repaid (instead of as provided above) in monthly installments, due on the first calendar day of each month, equal to the sum of (i) accrued interest, computed as provided in Section 2.4, to the due date of the monthly payment, plus (ii) monthly principal payments in the amounts set forth in a schedule (the "Principal Payment Schedule") to be prepared by the Bank and delivered to the Borrower after the Swap Transaction has been entered into.  The Principal Payment Schedule shall be deemed incorporated into and a part of this Agreement and attached as Exhibit A.  All principal and accrued interest of the Term Loan shall remain due and payable in full on the last day of the Term Loan Repayment Period.

6.             Funded Debt to EBITDA.  Section 9.3(b) (the definition of EBITDA) within the Funded Debt to EBITDA Ratio in the Agreement is amended as follows:

(b)            “EBITDA” is defined as, with respect to Borrower, for any twelve month period ending on the date of computation thereof, all determined on a consolidated basis in accordance with GAAP, the sum of, without duplication, (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) Consolidated expense for taxes based on income, profits or capital, (iv) Amortization, (v) Depreciation, (vi) Non-cash charges to the extent deducted in the calculation of net income (or net loss) for such period, non-recurring charges, less non-cash gains and non-recurring income; and (vii) EBITDA from any acquisition permitted by Section 9.5 of this Agreement and any acquisition given prior Bank consent.

7.             Dividends and Stock Repurchases.  Section 9.5 of the Agreement is amended to read as follows:

9.5.          Dividends and Stock Repurchases.  Not to declare or pay any dividends on any of its shares, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto, except dividends, share repurchases, share redemptions and other share acquisitions may be declared or paid and sinking funds in relation thereto may be created if:

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(a)            prior to the distribution the Borrower is in compliance with Section 9.4 (Fixed Charge Coverage Ratio); AND

(b)            after the distribution the Borrower would be in compliance with Section 9.4 (Fixed Charge Coverage Ratio) on a pro forma basis, AND

(c)            no event of default has occurred and is continuing under this Agreement, and no event of default would result under this Agreement from such dividend(s) or repurchase(s).

8.               Permitted Acquisitions.  Section 9.14(b) of the Agreement is deleted and replaced with the following:

(b)            Acquire or purchase a business or its assets unless (i) the target business is in the same line of business as the Borrower, (ii) the Borrower shall remain in pro forma compliance with the financial covenants contained in this Agreement after the acquisition has been made, and (iii) at least $5,000,000 of availability is remaining on the Line of Credit after the acquisition has been made.

9.              Release of Woodinville Property.  Upon execution of this Fourth Modification, Bank shall record a Reconveyance Without Satisfaction of Debt releasing the Bank’s Deed of Trust on Borrower’s real property located at 14300 NE 145th Street, Woodinville, Washington 98072.

10.           Modification Fees.  Upon execution of this Fourth Modification, Borrower shall pay to Bank the modification fees described in the letter to Borrower from Bank dated September 20, 2013 regarding the modification of terms and conditions of the Facilities.

11.           Representations and Warranties.  When Borrower signs this Fourth Modification, Borrower represents and warrants to Bank that:  (a) there is no event that is, or with notice or lapse of time or both would be, an event of default under the Agreement except those events, if any, that have been disclosed in writing to Bank or waived in writing by Bank, (b) the representations and warranties in the Agreement are true as of the date of this Fourth Modification as if made on the date of this Fourth Modification, (c) this Fourth Modification does not conflict with any law, agreement, or obligation by which Borrower is bound, and (d) this Fourth Modification is within Borrower’s powers, has been duly authorized, and does not conflict with any of Borrower’s organizational papers.

12.           Conditions.  This Fourth Modification will be effective when Bank receives the following items, in form and content acceptable to Bank:

(a)            If required by Bank, evidence that the execution, delivery, and performance by Borrower of this Fourth Modification and any instrument or agreement required under this Fourth Modification have been duly authorized.

(b)            Modification to Bank’s deed of trust recorded in Multnomah County, Oregon and, to the extent required by Bank, endorsements to Bank’s corresponding title policy.

(c)            Payment of the Term Loan principal balance down to $10,800,000.

(d)            Payment by Borrower of the modification fees referenced in Section 10.

(e)            Payment by Borrower of all costs, expenses, and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in connection with this Fourth Modification.

13.           Other Terms.  Except as specifically amended by this Fourth Modification or any prior amendment, all other terms, conditions, and definitions of the Agreement, and all other documents, instruments, or agreements entered into with regard to the Facilities, shall remain in full force and effect.

14.            FINAL AGREEMENT.  BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT:  (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET, OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

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15.            STATUTORY NOTICE.  UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY US TO BE ENFORCEABLE.

DATED as of November 15, 2013.

Bank:		Borrower:

BANK OF AMERICA, N.A.		CRAFT BREW ALLIANCE, INC.

By	/s/ Michael Snook	By	/s/ Terry E. Michaelson
	Michael Snook, Senior Vice President		Terry Michaelson, Chief Executive Officer

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